UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 20, 2023

BioMarin Pharmaceutical Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-26727	68-0397820
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 Lindaro Street, San Rafael, California		94901
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (415) 506-6700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	BMRN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 20, 2023, BioMarin Pharmaceutical Inc. (the “Company”) announced that it had entered into a Cooperation Agreement (the “Cooperation Agreement”) with Elliott Investment Management L.P., Elliott Associates, L.P. and Elliott International, L.P. (collectively, “Elliott”) regarding the composition of the Company’s Board of Directors (the “Board”), the establishment of an ad hoc Strategic and Operating Review Committee of the Board (the “Committee”) and certain other matters.

Pursuant to the Cooperation Agreement, the Company has agreed, among other things, to (i) increase the size of the Board to 15 directors, (ii) appoint Barbara Bodem, Athena Countouriotis, M.D. and Mark Enyedy (the “New Directors”) as independent directors with initial terms expiring at the Company’s 2024 annual meeting of stockholders (the “2024 Annual Meeting”), (iii) nominate the New Directors for election as directors at the 2024 Annual Meeting, (iv) establish the Committee, (v) appoint Alexander Hardy, Richard Meier, Maykin Ho, Ph.D., Ms. Bodem and Mr. Enyedy to the Committee with Richard A. Meier as the Chair of the Committee and (vi) at an appropriate time following the Board reaching its determinations regarding the Committee’s review, hold an investor day in 2024 (“Investor Day”).

The Committee was established to conduct a review of the Company to maximize its long-term value, including a review of the business, strategy and operations of the Company, financial and capital allocation priorities and long-term planning and priorities. The Committee will make recommendations to the Board and will continue in existence until the later of the Investor Day and the date of the Company’s quarterly earnings announcement for the third quarter ended September 30, 2024.

Under the terms of the Cooperation Agreement, the size of the Board will be no greater than (i) 15 directors until the commencement of the 2024 Annual Meeting and (ii) 11 directors from the closing of the 2024 Annual Meeting until the termination or expiration of the Cooperation Period, which means the period from December 20, 2023 until the earlier of (i) the date that is 30 calendar days prior to the notice deadline under the Company’s bylaws for the nomination of non-proxy access director candidates for election to the Board at the 2025 annual meeting of stockholders (the “2025 Annual Meeting”) and (ii) December 20, 2024.

The Cooperation Agreement further provides that in the event that any New Director is unable or unwilling to serve, or resigns, is removed as a director or ceases to be a director of the Company for any other reason prior to the 2025 Annual Meeting, the Company and Elliott will cooperate in good faith to select, and the Company will appoint, a mutually agreeable replacement director to serve as a director of the Company for the remainder of the applicable New Director’s term, provided that at such time Elliott beneficially owns a “net long position” of, or has aggregate net long economic exposure to, at least 1.0% of the Company’s then outstanding shares of common stock, $0.001 par value (“Common Stock”).

Under the terms of the Cooperation Agreement, during the Cooperation Period, Elliott will abide by certain voting commitments and customary standstill restrictions (subject to certain exceptions), and the parties agree to mutual non-disparagement provisions.

Concurrently with the execution of the Cooperation Agreement, the Company and Elliott entered into an Information Sharing Agreement pertaining to the sharing of certain confidential information by the Company with Elliott in anticipation of (i) the Company’s presentation at the J.P. Morgan Healthcare Conference to be held January 8-11, 2024, (ii) the Investor Day and (iii) subject to mutual agreement of the Company and Elliott, any Company quarterly or annual earnings announcement through the Company’s earnings announcement for the third quarter ended September 30, 2024. The Information Sharing Agreement will terminate by its terms following the later to occur of the date of the Investor Day and the quarterly earnings announcement for the third quarter ended September 30, 2024.

The foregoing description of the Cooperation Agreement is a summary, does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Cooperation Agreement, a copy of which is attached hereto and filed as Exhibit 10.1 and incorporated by reference herein.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 20, 2023, the size of the Board was expanded from 12 to 15 members in order to allow for the Board to appoint each of Ms. Bodem, Dr. Countouriotis and Mr. Enyedy to serve as a member of the Board, effective on December 27, 2023. The Board also appointed each of Ms. Bodem and Mr. Enyedy as a member of the

Committee, in each case effective upon their appointment to the Board. The Board has not determined at this time which, if any, other committees Ms. Bodem, Dr. Countouriotis and Mr. Enyedy will be appointed to serve as a member. In connection with the appointments, the Board determined each of Ms. Bodem, Dr. Countouriotis and Mr. Enyedy to be independent directors within the meaning of the Nasdaq Stock Market listing standards and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

Barbara Bodem has extensive Board experience, currently serving on a number of boards including Syneos Health, Enovis Corporation, and BiomEdit. Ms. Bodem is also a board member for the Nature Conservancy of Indiana, a nonprofit working to protect ecologically important lands and waters.

Ms. Bodem recently served as Interim Chief Financial Officer for Dentsply Sirona Inc., the world’s largest manufacturer of professional dental products and technologies. This follows her time as Senior Vice President & Chief Financial Officer, and interim CIO, for Hillrom where she was responsible for both financial and information technology and where she oversaw portfolio transformation and performance acceleration, which led to Hillrom’s successful acquisition by Baxter for $12 billion, inclusive of debt.

Prior to this, Ms. Bodem was Senior Vice President of Finance for Mallinckrodt Pharmaceuticals. At Mallinckrodt, Ms. Bodem was responsible for corporate business development and licensing and reported to the Chief Financial Officer. Before this, she was Vice President of Finance, global commercial operations for Hospira and earlier held several positions of increasing responsibility at Eli Lilly and Company, culminating in Chief Financial Officer, Lilly Oncology. She began her career as a Financial Analyst for Irwin Management Company.

Previously, Ms. Bodem served on the boards of Turning Point Therapeutics and Invacare Corporation. Ms. Bodem earned a M.B.A and a B.S. in Finance both at Indiana University.

Athena Countouriotis, M.D., is co founder, President, Chief Executive Officer and Chairperson of Avenzo Therapeutics. She most recently led Turning Point Therapeutics as President and Chief Executive Officer through its initial public offering (IPO) to its eventual acquisition by Bristol Myers Squibb for $4.1 billion in August 2022. With nearly 20 years of industry experience, she has served as an officer in both public and private companies, led multiple initial public offerings and acquisitions, and guided several development programs to approval in the U.S. and Europe.

Dr. Countouriotis previously served as Senior Vice President and Chief Medical Officer for Adverum Biotechnologies, and as Senior Vice President and Chief Medical Officer of Halozyme Therapeutics. She also served as Chief Medical Officer of Ambit Biosciences, where she helped lead the company’s IPO and was responsible for the clinical development of Vanflyta® until the company’s acquisition by Daiichi Sankyo in November 2014. Earlier in her career, Dr. Countouriotis led various clinical development organizations within Pfizer and Bristol Myers Squibb for oncology therapeutics including Sutent®, Mylotarg™, Bosulif® and Sprycel®.

Dr. Countouriotis also serves on the boards of Iovance Biotherapeutics and Passage Bio. Dr. Countouriotis earned a B.S. from the University of California, Los Angeles, and an M.D. from Tufts University School of Medicine. She received her initial medical training in pediatrics at the University of California, Los Angeles, and additional training at the Fred Hutchinson Cancer Research Center in the Pediatric Hematology/Oncology Program.

Mark Enyedy has served as the President and Chief Executive Officer of ImmunoGen since 2016. Mr. Enyedy has nearly three decades of combined general management, business development and legal experience in the biotechnology industry. Mr. Enyedy joined ImmunoGen from Shire plc, where he served as Executive Vice President and Head of Corporate Development, leading the company’s strategy, M&A, and corporate planning functions and providing commercial oversight for the company’s pre-Phase 3 portfolio.

Previously, Mr. Enyedy served as Chief Executive Officer and a director of Proteostasis Therapeutics, following 15 years at Genzyme Corporation in diverse roles, most recently as President of the transplant, oncology, and multiple sclerosis divisions. Before joining Genzyme, Mr. Enyedy was an Associate with the Boston law firm Palmer & Dodge.

Mr. Enyedy also serves on the boards of The American Cancer Society of Eastern New England and the Biotechnology Innovation Organization. He previously served on the boards of Ergomed plc, LogicBio Therapeutics, Akebia Therapeutics, Fate Therapeutics, and Keryx Biopharmaceuticals. Mr. Enyedy holds a J.D. from Harvard Law School and a B.S. from Northeastern University.

As a non-employee director, each of the New Directors is entitled to receive the standard director fees paid to the Company’s non-employee directors and retainer fees paid to members of any Board committees on which he or she may sit, as described in the Company’s Definitive Proxy Statement on Schedule 14A (the “Proxy Statement), filed with the SEC on April 11, 2023.

In connection with his or her appointment to the Board, each of the New Directors will be granted a number of restricted stock units (the “RSU Grant”) valued at $200,000 pursuant to the Company’s 2017 Equity Incentive Plan, as amended, which is based on a pro rata share of the 2023 annual award for non-employee directors as described in the Proxy Statement and consistent with Company policy. The shares of Common Stock subject to the RSU Grant will vest on the date immediately prior to the date of the Company’s next regular annual meeting of stockholders, the same vesting date for the 2023 annual award for all other non-employee directors.

The Company also intends to enter into indemnification agreements with each of the New Directors in the same form as the Company’s standard form indemnification agreement with its other directors, which is attached as Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the SEC on December 19, 2016.

Other than with respect to the matters referenced in Item 1.01 of this Current Report, none of Ms. Bodem, Dr. Countouriotis and Mr. Enyedy were selected by the Board to serve as a director pursuant to any arrangement or understanding with any person. None of Ms. Bodem, Dr. Countouriotis and Mr. Enyedy have engaged in any transaction that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 5.02 by reference.

Item 7.01.	Regulation FD.

On December 20, 2023, the Company issued a news release announcing the Company’s entry into the Cooperation Agreement and the matters described in Item 1.01 and Item 5.02 hereof. A copy of the news release is attached hereto and filed as Exhibit 99.1 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

(d)  Exhibits.

Exhibit Number	Description

10.1	Cooperation Agreement, dated as of December 20, 2023, by and among the Company, Elliott Investment Management L.P., Elliott Associates, L.P. and Elliott International, L.P.

99.1	Press Release of the Company dated December 20, 2023.

104	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioMarin Pharmaceutical Inc., a Delaware corporation

Date: December 20, 2023	By:	/s/ G. Eric Davis
G. Eric Davis
Executive Vice President, Chief Legal Officer